Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under caption “Experts” in the Registration Statement (Form S-8) pertaining to the Restricted Share Agreement of Pilgrim’s Pride Corporation and to the incorporation by reference therein of our report dated February 17, 2012, with respect to the consolidated financial statements, before the effects of the adjustments to retrospectively apply the change in accounting described in “Note 15. Stockholder's Equity,” and schedule of Pilgrim’s Pride Corporation as of December 25, 2011 and for the two years then ended included in its Annual Report (Form 10-K) for the fiscal year ended December 30, 2012, filed with the Securities and Exchange Commission on February 15, 2013.

/s/ Ernst & Young LLP

Denver, Colorado
February 27, 2013